Exhibit 99.1

Cheniere Energy Partners Elects Michael E. Bock to Board of Directors

HOUSTON--(BUSINESS WIRE)--June 11, 2009--Cheniere Energy Partners, L.P. (NYSE Amex:CQP) announced today that Michael E. Bock has been elected to the Board of Directors of Cheniere Energy Partners GP, LLC, the general partner of Cheniere Energy Partners, L.P.

Mr. Bock was a Managing Director in the Global Energy and Power Group at Merrill Lynch from December 2006 to April 2009. Prior to that, he was a Principal and head of Corporate Finance at Petrie Parkman & Co., an investment bank specializing in the energy industry. Mr. Bock earned a bachelor of arts from Harvard University in 1987. He is also a Chartered Financial Analyst, a member of the Association for Investment Management and Research, the Denver Society of Securities Analysts, and a member of the board of directors of the Independent Petroleum Association of Mountain States.

Cheniere Energy Partners, L.P. owns 100 percent of the Sabine Pass LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel. Once construction is complete, the terminal will have send-out capacity of 4.0 Bcf/d and storage capacity of 16.8 Bcf. Construction for 2.6 Bcf/d was completed in 2008 and construction for the remaining 1.4 Bcf/d is expected to be complete in the third quarter of this year. Additional information about Cheniere Energy Partners, L.P. may be found on its website: www.cheniereenergypartners.com.

CONTACT:
Cheniere Energy Partners, L.P.
Investors:
Christina Cavarretta, 713-375-5100
or
Media:
Diane Haggard, 713-375-5259